Exhibit 4 (b) (1)




March 22, 1999




Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C.  20549

Re:    Texas Utilities Company
          1998 Annual Report on Form 10-K


Gentlemen:

     Pursuant to the exemption afforded by Item 601(b) (4) (iii) (A) of Regulation S-K, Texas Utilities Company (Company) is not filing as exhibits to its Annual Report on Form 10-K for 1998 instruments with respect to its long-term debt of the Company and/or its subsidiaries. These instruments include (i) agreements with respect to pollution control revenue bonds and
(ii) agreements with respect to senior notes. Each item of long-term debt referenced above does not exceed 10% of the total assets of the Company and its subsidiaries on a consolidated basis. Reference is made to Note 5 to Consolidated Financial Statements (included in Appendix A of the Company's Annual Report on Form 10-K for 1998).

     The Company agrees to furnish a copy of the above instruments to the Securities and Exchange Commission upon request.


                                               Sincerely,





                                        /s/        Jerry  W. Pinkerton
                                        ---------------------------------
                                                   Jerry  W. Pinkerton
                              Controller and Principal Accounting Officer